UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 6)1

MSB Financial Corp.

(Name of Issuer)

Common Stock, $0.01 Par Value

(Title of Class of Securities)

55352L101

(CUSIP Number)

LAWRENCE B. SEIDMAN

100 Lanidex Plaza, 1st Floor

Parsippany, New Jersey 07054

(973) 952-0405

STEVE WOLOSKY, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

August 9, 2019

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 55352L101

1	NAME OF REPORTING PERSON

Seidman and Associates, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

New Jersey
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		106,374
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

106,374
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

106,374
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.03%
14	TYPE OF REPORTING PERSON

OO

2

CUSIP NO. 55352L101

1	NAME OF REPORTING PERSON

Seidman Investment Partnership, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

New Jersey
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		81,639
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

81,639
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

81,639
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.56%
14	TYPE OF REPORTING PERSON

PN

3

CUSIP NO. 55352L101

1	NAME OF REPORTING PERSON

Seidman Investment Partnership II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

New Jersey
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		119,915
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

119,915
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

119,915
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.29%
14	TYPE OF REPORTING PERSON

PN

4

CUSIP NO. 55352L101

1	NAME OF REPORTING PERSON

Seidman Investment Partnership III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		24,880
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

24,880
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,880
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.48%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP NO. 55352L101

1	NAME OF REPORTING PERSON

LSBK06-08, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Florida
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		58,071
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

58,071
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

58,071
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.11%
14	TYPE OF REPORTING PERSON

OO

6

CUSIP NO. 55352L101

1	NAME OF REPORTING PERSON

Broad Park Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

New Jersey
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		73,175
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

73,175
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

73,175
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.40%
14	TYPE OF REPORTING PERSON

OO

7

CUSIP NO. 55352L101

1	NAME OF REPORTING PERSON

Chewy Gooey Cookies, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		44,316
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

44,316
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

44,316
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.85%
14	TYPE OF REPORTING PERSON

PN

8

CUSIP NO. 55352L101

1	NAME OF REPORTING PERSON

CBPS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

New York
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		69,850
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

69,850
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

69,850
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.34%
14	TYPE OF REPORTING PERSON

OO

9

CUSIP NO. 55352L101

1	NAME OF REPORTING PERSON

Veteri Place Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

New Jersey
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		329,475
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

329,475
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

329,475
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.30%
14	TYPE OF REPORTING PERSON

CO

10

CUSIP NO. 55352L101

1	NAME OF REPORTING PERSON

JBRC I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

New Jersey
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		24,880
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

24,880
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,880
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.48%
14	TYPE OF REPORTING PERSON

OO

11

CUSIP NO. 55352L101

1	NAME OF REPORTING PERSON

Lawrence B. Seidman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		608,220
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

608,220
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

608,220
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.63%
14	TYPE OF REPORTING PERSON

IN

12

CUSIP NO. 55352L101

The following constitutes Amendment No. 6 to the Schedule 13D filed by the undersigned (“Amendment No. 6”). This Amendment No. 6 amends the Schedule 13D as specifically set forth.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by the Reporting Persons were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases (unless otherwise noted). The aggregate purchase cost of the 608,220 Shares beneficially owned in the aggregate by the Reporting Persons is approximately $7,870,171, including brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each Reporting Person is based upon 5,229,916 Shares outstanding, which is the total number of Shares outstanding as of August 9, 2019 as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on August 9, 2019.

A.	SAL
(a)	As of the close of business on August 13, 2019, SAL beneficially owned 106,374 Shares.

Percentage: Approximately 2.03%.

(b)	1. Sole power to vote or direct the vote: 106,374
2. Shared power to vote or direct the vote: 0
3. Sole power to dispose or direct the disposition: 106,374
4. Shared power to dispose or direct the disposition: 0
(c)	There have not been any transactions in the Shares by SAL during the past 60 days.
B.	SIP
(a)	As of the close of business on August 13, 2019, SIP beneficially owned 81,639 Shares.

Percentage: Approximately 1.56%.

(b)	1. Sole power to vote or direct the vote: 81,639
2. Shared power to vote or direct the vote: 0
3. Sole power to dispose or direct the disposition: 81,639
4. Shared power to dispose or direct the disposition: 0
(c)	There have not been any transactions in the Shares by SIP during the past 60 days.
13

CUSIP NO. 55352L101

C.	SIPII
(a)	As of the close of business on August 13, 2019, SIPII beneficially owned 119,915 Shares.

Percentage: Approximately 2.29%.

(b)	1. Sole power to vote or direct the vote: 119,915
2. Shared power to vote or direct the vote: 0
3. Sole power to dispose or direct the disposition: 119,915
4. Shared power to dispose or direct the disposition: 0
(c)	There have not been any transactions in the Shares by SIPII during the past 60 days.
D.	SIPIII
(a)	As of the close of business on August 13, 2019, SIPIII beneficially owned 24,880 Shares.

Percentage: Approximately 0.48%.

(b)	1. Sole power to vote or direct the vote: 24,880
2. Shared power to vote or direct the vote: 0
3. Sole power to dispose or direct the disposition: 24,880
4. Shared power to dispose or direct the disposition: 0
(c)	There have not been any transactions in the Shares by SIPIII during the past 60 days.
E.	LSBK
(a)	As of the close of business on August 13, 2019, LSBK beneficially owned 58,071 Shares.

Percentage: Approximately 1.11%.

(b)	1. Sole power to vote or direct the vote: 58,071
2. Shared power to vote or direct the vote: 0
3. Sole power to dispose or direct the disposition: 58,071
4. Shared power to dispose or direct the disposition: 0
(c)	There have not been any transactions in the Shares by LSBK during the past 60 days.
F.	Broad Park
(a)	As of the close of business on August 13, 2019, Broad Park beneficially owned 73,175 Shares.

Percentage: Approximately 1.40%.

(b)	1. Sole power to vote or direct the vote: 73,175
2. Shared power to vote or direct the vote: 0
3. Sole power to dispose or direct the disposition: 73,175
4. Shared power to dispose or direct the disposition: 0
(c)	There have not been any transactions in the Shares by Broad Park during the past 60 days.
G.	Chewy
(a)	As of the close of business on August 13, 2019, Chewy beneficially owned 44,316 Shares.

Percentage: Approximately 0.85%.

14

CUSIP NO. 55352L101

(b)	1. Sole power to vote or direct the vote: 44,316
2. Shared power to vote or direct the vote: 0
3. Sole power to dispose or direct the disposition: 44,316
4. Shared power to dispose or direct the disposition: 0
(c)	There have not been any transactions in the Shares by Chewy during the past 60 days.
H.	CBPS
(a)	As of the close of business on August 13, 2019, CBPS beneficially owned 69,850 Shares.

Percentage: Approximately 1.34%.

(b)	1. Sole power to vote or direct the vote: 69,850
2. Shared power to vote or direct the vote: 0
3. Sole power to dispose or direct the disposition: 69,850
4. Shared power to dispose or direct the disposition: 0
(c)	There have not been any transactions in the Shares by CBPS during the past 60 days.
I.	Veteri
(a)	Veteri, (i) as the general partner of each of SIP and SIPII, may be deemed the beneficial owner of the 81,639 Shares owned by SIP and the 119,915 Shares owned by SIPII, and (ii) as the trading advisor of LSBK and CBPS, may be deemed the beneficial owner of the 58,071 Shares owned by LSBK and the 69,850 Shares owned by CBPS. Accordingly, Veteri may be deemed the beneficial owner of an aggregate of 329,475 Shares.

Percentage: Approximately 6.30%.

(b)	1. Sole power to vote or direct the vote: 329,475
2. Shared power to vote or direct the vote: 0
3. Sole power to dispose or direct the disposition: 329,475
4. Shared power to dispose or direct the disposition: 0
(c)	Veteri has not entered into any transactions in the Shares during the past 60 days. There have not been any transactions in the Shares by SIP, SIPII, LSBK and CBPS in the past 60 days.
J.	JBRC
(a)	JBRC, as the co-general partner of SIPIII, may be deemed the beneficial owner of the 24,880 Shares owned by SIPIII.

Percentage: Approximately 0.48%.

(b)	1. Sole power to vote or direct the vote: 24,880
2. Shared power to vote or direct the vote: 0
3. Sole power to dispose or direct the disposition: 24,880
4. Shared power to dispose or direct the disposition: 0
(c)	JBRC has not entered into any transactions in the Shares during the past 60 days. There have not been any transactions in the Shares by SIPIII in the past 60 days.
15

CUSIP NO. 55352L101

K.	Seidman
(a)	Seidman directly owns 30,000 Shares. In addition, Seidman, (i) as the manager of SAL, may be deemed the beneficial owner of the 106,374 Shares owned by SAL, (ii) as the sole officer of Veteri, the general partner of each of SIP and SIPII, may be deemed the beneficial owner of the 81,639 Shares owned by SIP and the 119,915 Shares owned by SIPII, (iii) as the managing member of JBRC I, LLC, the co-general partner of SIPIII, may be deemed the beneficial owner of the 24,880 Shares owned by SIPIII, (iv) as the sole officer of Veteri, the trading advisor of LSBK and CBPS, may be deemed the beneficial owner of the 58,071 Shares owned by LSBK and the 69,850 Shares owned by CBPS, and (v) as the investment manager for each of Broad Park and Chewy, may be deemed the beneficial owner of the 73,175 Shares owned by Broad Park and the 44,316 Shares owned by Chewy. Accordingly, Seidman may be deemed the beneficial owner of an aggregate of 608,220 Shares. In the foregoing capacities, Seidman has sole and exclusive investment discretion and voting authority with respect to all such Shares.

Percentage: Approximately 11.63%.

(b)	1. Sole power to vote or direct the vote: 608,220
2. Shared power to vote or direct the vote: 0
3. Sole power to dispose or direct the disposition: 608,220
4. Shared power to dispose or direct the disposition: 0
(c)	There have not been any transactions in the Shares during the past 60 days on behalf of Seidman, SAL, SIP, SIPII, SIPIII, LSBK, CBPS, Broad Park and Chewy.

An aggregate of 608,220 Shares, constituting approximately 11.63% of the Shares outstanding, are reported by the Reporting Persons in this statement.

Each of the Reporting Persons, as a member of a “group” with the other Reporting Persons for purposes of Rule 13d-5(b)(1) of the Exchange Act, may be deemed to beneficially own the Shares owned by the other Reporting Persons. The filing of this Schedule 13D shall not be deemed an admission that any of the Reporting Persons is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any Shares he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the Shares reported herein that he or it does not directly own.

To the best of the Reporting Persons’ knowledge, except as set forth in this Schedule 13D, none of the persons listed on Schedule A to the Schedule 13D beneficially owns any securities of the Issuer.

(d)       No person other than the Reporting Persons is known to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.

(e)       Not applicable.

16

CUSIP NO. 55352L101

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 13, 2019	SEIDMAN AND ASSOCIATES, L.L.C.

	By:	/s/ Lawrence B. Seidman
		Name:	Lawrence B. Seidman
		Title:	Manager

SEIDMAN INVESTMENT PARTNERSHIP, L.P.

By:	Veteri Place Corporation, its General Partner

By:	/s/ Lawrence B. Seidman
	Name:	Lawrence B. Seidman
	Title:	President

SEIDMAN INVESTMENT PARTNERSHIP II, L.P.

By:	Veteri Place Corporation, its General Partner

By:	/s/ Lawrence B. Seidman
	Name:	Lawrence B. Seidman
	Title:	President

SEIDMAN INVESTMENT PARTNERSHIP III, L.P.

By:	JBRC I, LLC, its Co-General Partner

By:	/s/ Lawrence B. Seidman
	Name:	Lawrence B. Seidman
	Title:	Managing Member

LSBK06-08, L.L.C.

By:	Veteri Place Corporation, its Trading Advisor

By:	/s/ Lawrence B. Seidman
	Name:	Lawrence B. Seidman
	Title:	President

17

CUSIP NO. 55352L101

BROAD PARK INVESTORS, L.L.C.

By:	/s/ Lawrence B. Seidman
	Name:	Lawrence B. Seidman
	Title:	Investment Manager

CHEWY GOOEY COOKIES, L.P.

By:	/s/ Lawrence B. Seidman
	Name:	Lawrence B. Seidman
	Title:	Investment Manager

CBPS, LLC

By:	Veteri Place Corporation, its Trading Advisor

By:	/s/ Lawrence B. Seidman
	Name:	Lawrence B. Seidman
	Title:	President

VETERI PLACE CORPORATION

By:	/s/ Lawrence B. Seidman
	Name:	Lawrence B. Seidman
	Title:	President

JBRC I, LLC

By:	/s/ Lawrence B. Seidman
	Name:	Lawrence B. Seidman
	Title:	Managing Member

/s/ Lawrence B. Seidman
LAWRENCE B. SEIDMAN

18